Exhibit 99.2

Micro Therapeutics, Inc.

Second Quarter Financial Results Conference Call

July 23, 2004

Operator:	Good afternoon. My name is Miles, and I will be your conference facilitator today. At this time, I would like to welcome everyone to the Micro Therapeutics Incorporated 2004 Second Quarter Financial Results conference call. All lines have been placed on mute to prevent any background noise.

After the speaker’s remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you. Mr. Wilder, you may begin your conference.

Thomas Wilder:	Thank you. Good morning everyone and thank you for joining us to discuss Micro Therapeutics Second Quarter 2004 Financial Results. I am Tom Wilder, MTI’s President and Chief Executive Officer. With me on the call today are Hal Hurwitz, our Chief Financial Officer, and Jim Corbett, our Chairman.

On our call today, Hal and I will cover operational and financial results after which we will take questions. If you are not receiving regular communications from MTI and would like to be added to our fax and email lists, please contact Rob Whetstone) of PondelWilkinson at 310-279-5980. For your information, this conference call is being broadcast live on the Internet at www.1mti.com. A playback of this call will be available following its conclusion and may be accessed on the Internet www.1mti.com and will be available for one year.

With that said, I would like to briefly turn the call over to Hal.

Harold Hurwitz:	Thank you Tom. All of the information discussed on the call today is covered under the Safe Harbor Provisions of the Securities Litigation Reform Act.

The company’s discussion today will include forward-looking information reflecting management’s current forecast of certain aspects of the company’s future. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business.

Risk factors associated with our business are set forth in our 1933 and 1934 Act filings including the Form 10-QSB we will be filing this quarter. And we suggest that you read all such filings. Tom?

Thomas Wilder:	Thanks Hal. We are very pleased with our second quarter of 2004. During this call, I will first discuss our revenue and gross margin results. I will then comment on the status of our Onyx programs in the United States, guidance for 2004 and our recently announced financing. Hal will then cover remaining financial items. After this, we will take questions.

Revenue. Net sales in the 2004 second quarter of $9.1 million represent a 64% increase over the prior year. Compared to the second quarter of 2003, U.S. revenues increased 71% to $3 million and international revenues increased 60% to $6.1 million.

Second quarter neuro embolic product revenue of $3.2 million represents an 89% increase over the prior year. Both embolic coils and Onyx contributed to this growth led by the introduction of the Sapphire NXT in Europe, continued progress with Sapphire in the U.S. and other international markets and growing momentum with our Onyx AVM product.

Revenue from neuro access and delivery products for the second quarter of 2004 was $5.1 million — an increase of 67%. Revenue increases were led by the Echelon microcatheters, the high performance HyperGlide balloons and the Mirage guidewire.

Peripheral vascular and other product revenues for the second quarter of 2004 were $815,000 — essentially unchanged from the prior year.

During last quarter’s conference call, we stated that MTI had been supply constrained on several key products. These products included Echelon, Sapphire NXT and our HyperForm and HyperGlide balloons. We eliminated these constraints during the second quarter and accordingly, we have entered the second half of 2004 much better positioned from a product supply perspective.

Gross margin. Gross margin of 61% in the second quarter of 2004 represents a 6 percentage point improvement from the preceding quarter. On a year-over-year basis, and as we mentioned in our most recent conference call, gross margin performance during 2004 was negatively impacted by the initiation of commercial Sapphire NXT production and from investments in additional overall Sapphire manufacturing capacity including initiation of Sapphire coil production in the United States. During the second quarter, we made substantial progress in this area.

Product programs. I will now discuss the status of our two programs on Onyx in the United States.

With regard to our PMA application for Onyx AVM, we continue to work with the FDA to address outstanding issues and items. The review and approval process for this product has taken longer than expected. We remain confident that approval is a question of working through these processes and that we will obtain approval during 2004. However, given the delays that we have experienced, we do not believe that we can offer more specific guidance at this time.

With respect to our Onyx aneurysm program, we intend to submit the Humanitarian Device Exemption, or HDE, application during the second quarter of this year and anticipate receiving approval in early 2005.

Guidance. In our last conference call, we expressed our belief that 2004 revenues would be in a range between $34 and $38 million. We are maintaining this guidance. We are also maintaining our guidance that gross margins during the fourth quarter of this year will be in a range of 63% to 67%.

With regard to operating expenses before litigation costs and amortization, our previous guidance ranged between $28 and $32 million. In light of year to date results and our product development and commercialization agenda for the remainder of 2004, we are revising the range to $33 to $34 million.

IP litigation expense for the second quarter of $2.5 million was higher than we had anticipated due primarily to the timing of preparatory work on U.S. litigation. It is our expectation that litigation expense will return to the levels incurred in previous quarter.

Financing. At the end of June, we sold $21 million of notes, which we expect to exchange for approximately 6.9 million shares of MTI common stock upon obtaining stockholder approval in August 2004. Our decision to pursue a financing of this nature and of this amount was made after thorough analysis of our projected cash flow requirements and after review of other possible financing vehicles.

We believe that the proceeds from this financing will enable us to reach profitability and positive operating cash flows, the latter targeted for mid-2005.

Now I will turn the call over to Hal who will address the other aspects of our second quarter financial results. Hal?

Harold Hurwitz:	Thank you Tom. Operating expense for the second quarter excluding intellectual property litigation expense was $8.8 million, which represents a 17% decrease from the second quarter of 2003.

Research and development expenses, which include clinical and regulatory costs, decreased 34% to $3.5 million in the second quarter of 2004 from $5.3 million in the comparable period of 2003. This decrease was primarily attributable to the cost of the Onyx related clinical trials that were incurred during the first six months of 2003.

Selling, general and administrative expenses at $7.5 million increased 18% or $1.1 million from the second quarter of 2003. Intellectual property litigation expense accounted for this increase with costs amounting to $2.5 million for the 2004 second quarter, representing an increase of $1.3 million in the prior year.

Excluding intellectual property litigation expense, selling, general and administrative expense was $5 million versus $5.2 million in the prior year — a decrease of 4%.

Finally, as was the case with our previous private placement of exchangeable notes, U.S. generally accepted accounting principles, or GAAP, requires that a value be ascribed to the exchange feature of the $21 million of notes we sold in June 2004.

Using a GAAP required formula, this value amounted to $9.1 million which was recorded as a discount to the debt in the 2004 second quarter.

Effective with the expected August 2004 exchange of the debt for common stock, the amortization of this discount will be immediately accelerated. Accordingly, our third quarter 2004 results are expected to include a charge of $9.1 million that is non-cash and non-operating.

Now let me turn the call back over to Tom.

Thomas Wilder:	Thank you Hal. A point of clarification. We intend to submit the Onyx aneurysm HDE during the third quarter of 2004, not the second quarter of 2004.

My thanks to all of our conference call participants for your attention. At this time Jim, Hal and I will be happy to answer any questions that you may have.

Operator:	At this time, I would like to remind everyone, if you would like to ask a question, please press star then the number 1 on your telephone keypad. And we will pause for just a moment to compile the Q&A roster.

Your first question gentlemen, comes from the line of Tom Gunderson of Piper Jaffray.

Tom Gunderson:	Hi. Good morning.

Thomas Wilder:	Good morning.

Tom Gunderson:	The Sapphire NXT in Europe, now that we’ve got supply constraints freed up, can you give us a little bit of color on how it’s doing, how the customers are liking it?

Thomas Wilder:	Certainly. The early experience with favorable detachment times has continued to be the case. We have made substantial in-roads in our launch. Our launch rollout will continue into the second half of the year.

Tom Gunderson:	And Tom, remind me, what’s the timing for U.S. launch?

Thomas Wilder:	As we’ve stated before Tom, it would be natural for us to want to have a single global product. And we have not made the decision as to when exactly we will enter the U.S. and other international markets with Sapphire NXT. One can assume that that might be in our plans.

Tom Gunderson:	That would be a 510(k) if it were in your plans?

Thomas Wilder:	That is correct.

Tom Gunderson:	All right. And I won’t ask about HDE in Q2. You corrected that. And third question is on IP, $2 1/2 million this quarter timing of preparation work return to normal. I don’t know what normal is. Last quarter it was $1.9 million. I was at a patent litigation seminar recently where the lawyer said that medical device litigation of this nature had gone from an average of $2 1/2 million a year to an average of just north of $5 million a year. But we’re already almost there in the first six months. Is there something A, what’s the ongoing? What’s normal for you guys? And B, I understand averages are a combination of highs and lows. What makes this a higher expense than what the lawyers think is average?

Thomas Wilder:	Well certainly. First of all we are engaged in both European and U.S. litigation. Second of all as I mentioned previously, we had a bolus of preparatory activity as the U.S. case got rolling.

Tom, what I would say is we expect our spending to revert back to previous quarters, which was the high, you know, $1.9 range. And rather than project beyond that and offer guidance, what I’d like to do as we’ve done in other P&L items is deliver over the next quarter or two. And then I’ll be in a better position to give more specific guidance. Litigation expense as you point out, is difficult to predict.

Tom Gunderson:	Okay, but it’s looking like if we do $1.9 for three out of four quarters and $2.5 we’re – that’s fair for this year. That’s in the ballpark.

Thomas Wilder:	I think in the absence of other guidance from my – from the company, that would be a fair assumption.

Tom Gunderson:	Okay, thanks.

Operator:	Again, ladies and gentlemen, if you would like to ask a question at this time, please press star then the number 1 on your telephone keypad.

Your next question comes from the line of Larry Haimovitch with HMTC.

Larry Haimovitch:	Good morning gentlemen.

Thomas Wilder:	Good morning.

Larry Haimovitch:	Good, solid quarter. On the sales line Tom, could you provide any more color on the growth of the coils versus embolic, the other embolic agents? You had a very strong performance particularly in the U.S. Do you think you’re gaining market share or is it – the market this strong? Or what – how would you help us understand the growth?

Thomas Wilder:	Well I think we’ve been on the U.S. market for about – I’ll speak first to the U.S. We began to introduce the Sapphire coils last early fall and continue to roll that product out in the United States. And we believe that we are gaining share.

The market, as we discussed on the last conference call also, we believe is growing rapidly. So we feel we have good momentum with our coil franchise in the United States. As Tom asked earlier, we feel we have good momentum in Europe now that product availability issues have been addressed with Sapphire NXT.

And with regard to Onyx versus embolic coils, I’m not going to split out specific revenues. What I can tell you is the European team has made remarkable progress with Onyx AVM therapy. And we’re very, very pleased with the momentum that we have both there and in other international markets.

Larry Haimovitch:	Tom, what would you guess the coil market is growing at this year for everyone? Not just you, but for everyone?

Thomas Wilder:	Well I guess we’re going to – Larry, I’d like to defer specific comments until we issue guidance probably in our next call along with an update of our market model. Last call we talked about the endovascular penetration of aneurysm procedures. And there was a range that was cited by you I think of 35% to 40%. And suffice it to say that if that is true, then the aneurysm, the market for coils is probably growing somewhere in the 20% or more range.

Larry Haimovitch:	And that you would continue to think that’s a consistent view?

Thomas Wilder:	We see as we’ve previously stated with the ISAT trial with improved technology and choice for physicians that this market continues to grow even faster than some original projections.

Larry Haimovitch:	And on the other approval that we’re waiting for, the Onyx approval, I realize it’s probably difficult to comment in any specifics. Is there anything that is unusual about the questions and the dialogue you’re having with the FDA from your perspective? Or does it feel routine and just a matter of working through a set of issues until you can come to a final approval?

Thomas Wilder:	Yes, I think you stated it best Larry last call when you stated that this for us is a question we believe of when not if. I would remind everyone that we have a favorable panel recommendation. FDA approval times can be difficult to predict.

And this neuro interventional space has been characterized largely by 510(k) products. And to my knowledge Onyx AVM would represent the second PMA in this space. In fact, the neuro panel that we convened last August had not met for three years prior to that point.

So we are working closely with the FDA to bring Onyx in the most expeditious manner possible to the U.S. market. And again, we believe that it is simply a matter of working through remaining processes.

Larry Haimovitch:	So we’re coming up on a year right now which is certain longer than one would normally expect?

Thomas Wilder:	That is correct.

Larry Haimovitch:	Okay Tom. Thanks very much.

Operator:	As a reminder, ladies and gentlemen, if you would like to ask a question, please press star then the number 1 on your telephone keypad. Again, if you have a question at this time, please press star and the number 1 on your telephone keypad.

Thomas Wilder:	Okay.

Operator:	Gentlemen, there are no further questions. Do you have any closing remarks?

Thomas Wilder:	Yes, I’d like to thank everyone for joining us today. We appreciate your continued support. If anyone has any further questions, we invite you contact us here at MTI. And I thank you again.

Operator:	Ladies and gentlemen, this does conclude our Micro Therapeutics Incorporation 2004 Second Quarter Financial Results conference call. You may now disconnect.

END